Exhibit 99
Hillenbrand Industries Reports Fourth Quarter Revenues
of $520.5 Million and Earnings From Continuing
Operations of $1.09 Per Fully Diluted Share
Hillenbrand Reaffirms Full Year Fiscal 2007 Earnings Guidance Recently Introduced at the
Company’s New York Investor Conference
BATESVILLE, Ind., November 16 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal fourth quarter ended September 30, 2006. Results included revenues of $520.5 million, a $23.9 million or 4.8 percent increase from $496.6 million in the prior year comparable period. Consolidated net income from continuing operations was $67.3 million, or $1.09 per fully diluted share, compared to consolidated net loss from continuing operations in the fiscal 2005 fourth quarter of $231.1 million, or $3.77 per fully diluted share. On an as adjusted basis, fully diluted earnings per share from continuing operations for the fourth quarter of fiscal 2006 were $1.12 compared to $0.81 per fully diluted share in 2005, an increase of 38.3 percent. Adjustments in the current and prior year relate to antitrust litigation expenses, net realized gains on investments, special and litigation charges, differences in the two periods in the accounting for stock options and the write-off of a deferred tax asset in fiscal 2005.
For full-year fiscal 2006, revenues and earnings per fully diluted share from continuing operations were $1,962.9 million and $3.60, respectively, compared to $1,938.1 million and a loss of $1.56 for full-year fiscal 2005. On an as adjusted basis, fully diluted earnings per share from continuing operations for the full 2006 fiscal year were $3.48 compared to $3.11 per fully diluted share in 2005, an increase of 11.9 percent.
Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries. Also be advised that in this press release we have made certain revisions to the classification of certain distribution and sales costs previously included as components of operating expenses and cost of sales, respectively. These changes in classification had no impact on our results of operations or cash flows in any period. For a comparison of our reported results to those prior to the revision in classification, please see our website at www.hillenbrand.com.
For a more complete review of Hillenbrand’s fourth quarter and full-year results, please refer to the Annual Report on Form 10-K expected to be filed in early December.
Fourth Quarter Financial and Operational Highlights
—	Hill-Rom North America sales increased 6.1 percent to $270.6 million, reflecting strong capital sales somewhat offset by declining rental revenue.

—	Hill-Rom International sales increased 6.1 percent to $59.2 million, due primarily to favorability in both capital and rental revenues, including improved pricing and favorable exchange rates.

—	Hill-Rom Home Care and Surgical sales decreased 1.4 percent to $27.4 million, driven primarily by lower rental revenues.

—	Batesville Casket sales increased 3.4 percent to $163.3 million primarily reflecting higher unit volumes and improved price realization.

—	Hill-Rom global capital sales increased by $30.3 million or 13.3 percent to $258.0 million. North American capital sales increased by 15.5 percent primarily due to continued strength of VersaCare™ mid-acuity patient support platforms and workflow information technology solutions products.

—	Hill-Rom global rental revenues declined $11.7 million or 10.6 percent to $99.2 million driven primarily by continued high levels of customer allowances as we continue to work through the effects of the prior year launch of our rental business system and we also begin to feel the effects of the changes in GPO (Group Purchasing Organization) affiliations following recent contract renegotiations.

—	Previously announced restructuring efforts and other initiatives continue to provide cost savings reflected in higher gross profit (up 9.8 percent to $230.2 million) and lower operating expenses (down 6.6 percent to $132.3 million) when compared to the prior year.

—	Fourth quarter and fiscal year net income results have been favorably impacted by various discrete tax adjustments of $6.6 million ($0.11 per fully diluted share) and $9.4 million ($0.15 per fully diluted share), respectively. These adjustments ($0.3 million and $1.6 million are included in our non-GAAP financial disclosures below for the quarter and year-to-date periods) relate to a number of factors, but include a release of valuation allowance resulting from the recognition of sizeable capital gains on the sale of securities, favorable audit adjustments and amended returns, a deferred tax benefit reflecting favorable state tax law changes and the release of valuation allowance associated with foreign tax credits and state operating losses now expected to be utilized. These discrete items reduced our fiscal year 2006 tax rate by approximately 2.7 percent.
—	In August, the company funded and paid the final settlement payment to Spartanburg Regional Healthcare System and its attorneys. The settlement ended the purported antitrust class action litigation brought by Spartanburg against Hillenbrand and Hill-Rom. The company funded the reduced settlement of $316.3 million, which included the initial $50 million deposit made in March, through use of cash on hand and from short-term borrowings under its revolving credit facility.

—	Cash flow from operations for fiscal year 2006 was $37.5 million and was negatively affected by the Spartanburg settlement payment.

—	In October, the company made a number of significant announcements as follows:
•	Hill-Rom announced two measures to improve gross margin and strategically position the company for new opportunities. The first was in relation to a fourth quarter restructuring, primarily related to the right-sizing of our North American rental business commensurate with the recent decline in rental revenue. Actions associated with this restructuring resulted in a one time charge of $4.2 million in the quarter primarily related to employee severance benefits and product rationalization. The second initiative is to diversify Hill-Rom’s manufacturing capability by transitioning certain capacity to a lower cost region. Since the initial announcement, the company reached an agreement with the United Steel Workers regarding the company’s decision to relocate certain manufacturing to Mexico and has executed a purchase agreement for a facility in Mexico.

•	The company announced an increased authorization to repurchase an additional 1.4 million shares of company stock.

•	The Board of Directors authorized the Company’s senior management to further explore the merits and mechanisms of a potential separation of the Company’s healthcare and funeral services business into two publicly traded companies. Management’s report will be considered by the Board over its next several meetings.
Management Observations
Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “The fourth quarter results reflect continuing improvements in our execution and financial discipline. Double-digit revenue growth of Hill-Rom capital equipment demonstrates the on-going robust demand for hospital capital purchases and our competitive product portfolio. Rental revenue continued to decline as a result of high customer allowances and the initial effects of changing GPO contracting dynamics. Batesville Casket revenue showed modest but steady improvement driven in part by new merchandising initiatives and increased sales to independent funeral homes.”
Regarding the strategic plan recently introduced at the company’s New York Investor Conference, Mr. Soderberg stated, “Our conference allowed us the opportunity to convey our enthusiasm for our businesses and specific strategies to enhance organic sales and earnings growth over the 2007-2009 period. At Hill-Rom, we plan to invest significantly in research and development, sales channel enhancements and low cost region initiatives in 2007. We believe this ‘fix and grow’ approach will allow us to improve our core acute care business, expand gross margins and revitalize our rental business. This will also permit us to explore new growth opportunities within our post-acute (outside the hospital), international and emerging entrepreneurial businesses.”
“At Batesville Casket, our strategy and business plan call for selective investments to maintain and nurture our current leadership position with independent funeral directors while exploring new opportunities in less penetrated segments. We believe our traditional strengths of product innovation, quality, and customer service, combined with new efforts to enhance merchandising and expand our customer base, will position us well for the future,” commented Mr. Soderberg.
“Executing these dynamic new strategies and programs will be the primary focus for the organization. I am confident that, when properly executed, this strategy should unlock significant value for all stakeholders. To potentially further support and enhance the achievement of our strategic goals, the Board directed us to further explore the merits and mechanisms of a potential separation of the Company’s healthcare and funeral services businesses into two publicly traded companies. This analysis will be considered by the Board over its next several meetings, and a decision will be forthcoming in due course,” he concluded.

Financial Guidance Summary For 2007
Hillenbrand Industries provided the following guidance for all investors. All current and potential investors are encouraged to review the Disclosure Regarding Forward-Looking Statements in this press release as well as all financial documents filed with the SEC. All guidance amounts are from continuing operations and are presented before consideration of any future special charges. Additional detailed financial guidance is provided in the attached schedule.
The Company reaffirmed financial guidance provided for fiscal year 2007 at its recent investor conference. Consolidated revenue guidance for fiscal year 2007 will range from $2.04 — $2.11 billion, with adjusted earnings per share from continuing operations on a diluted basis before antitrust litigation expense of $3.02 — $3.32. Antitrust litigation expenses are projected to be approximately $22 million or $0.22 per share for the year. This yields GAAP earnings per share from continuing operations on a diluted basis of $2.80 — $3.10.
Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company’s operations period over period — which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company’s reported operations for a period. Often, prospective quantification of them is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.
Conference Call and Webcast
The company will sponsor a conference call and webcast for the investing public at 8:00 a.m. EST, 7:00 a.m. CST, on Thursday, November 16, 2006. During the event, management will discuss the results for the fiscal fourth quarter ended September 30, 2006, along with expectations for fiscal year 2007. The webcast is available at http://www.shareholder.com/hb/medialist.cfm or http://www.hillenbrand.com and will be archived on the company’s Web site through November 15, 2007 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 877-502-9272 (International callers 913-981-5581); both are to use confirmation code 7141549 at the above time. A replay of the call is also available through November 21, 2006 at 888-203-1112 (719-457-0820 International). For the replay, callers will need to use confirmation code 7141549.
ABOUT HILLENBRAND INDUSTRIES, INC.
Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a publicly traded company with two wholly owned businesses that are leaders in the health care and funeral services industries. Hill-Rom Company was founded in 1929 by William A. Hillenbrand and in 2006 grew to approximately $1.29 billion in revenues as a leading manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non- invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and workflow information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the healthcare continuum and around the world in hospitals, long term care facilities and home care settings. Hill-Rom employs more than 5,900 people and has numerous manufacturing, sales and distribution facilities located throughout the world. Batesville Casket Company was purchased in 1906 under John Hillenbrand’s leadership and has grown to be a leading manufacturer and supplier of burial caskets, cremation products and related services to licensed funeral homes. Batesville Casket Company employs more than 3,400 people at numerous manufacturing, sales and distribution facilities throughout North America. In 2006, Batesville Casket’s revenues exceeded $674 million.
Disclosure Regarding Forward-Looking Statements:
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, the success of the implementation of the Company’s enterprise resource planning system, compliance with FDA regulations, anti-trust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the potential separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2005 and under the same heading in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. The Company’s Annual Report on Form 10-K for the period ending September 30, 2006 is expected to be filed in early December, 2006. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions)

	Full Year		Quarterly Periods
	FY 2006	FY 2005	4Q06	3Q06	2Q06	1Q06	4Q05
Condensed Statement of Earnings
Net revenues
Health Care sales	$862.6	$810.9	$258.0	$199.8	$209.5	$195.3	$227.7
Health Care rentals	425.7	467.8	99.2	104.5	105.5	116.5	110.9
Funeral Services sales	674.6	659.4	163.3	165.0	180.6	165.7	158.0

Total revenues	1,962.9	1,938.1	520.5	469.3	495.6	477.5	496.6
Cost of revenues
Health Care cost of goods sold	501.1	481.5	144.0	117.0	122.0	118.1	134.6
Health Care rental expenses	217.2	222.7	53.5	53.7	54.8	55.2	57.0
Funeral Services cost of goods sold	394.8	393.4	92.8	96.2	104.9	100.9	95.3

Total cost of revenues	1,113.1	1,097.6	290.3	266.9	281.7	274.2	286.9
Gross profit
Health Care sales	361.5	329.4	114.0	82.8	87.5	77.2	93.1
Health Care rentals	208.5	245.1	45.7	50.8	50.7	61.3	53.9
Funeral Services	279.8	266.0	70.5	68.8	75.7	64.8	62.7

Total gross profit	849.8	840.5	230.2	202.4	213.9	203.3	209.7
As a percentage of sales	43.3%	43.4%	44.2%	43.1%	43.2%	42.6%	42.2%

Operating expense	529.1	555.7	132.3	127.1	137.0	132.7	141.7
As a percentage of sales	27.0%	28.7%	25.4%	27.1%	27.6%	27.8%	28.5%

Litigation credit (charge)	2.3	(358.6)	—	2.3	—	—	(358.6)

Special charges, net	(5.4)	(36.3)	(2.9)	(0.1)	—	(2.4)	(30.8)

Other income/(expense)	21.4	(5.8)	1.0	2.9	7.7	9.8	(8.5)

Income tax expense/(benefit)	117.5	(19.6)	28.7	29.3	30.1	29.4	(98.8)

Income (loss) from continuing operations	221.5	(96.3)	67.3	51.1	54.5	48.6	(231.1)

(Loss) income from discontinued operations	(0.3)	2.2	—	—	—	(0.3)	1.4

Net income (loss)	$221.2	$(94.1)	$67.3	$51.1	$54.5	$48.3	$(229.7)

Diluted earnings per share:
Earnings per share from continuing operations	$3.60	$(1.56)	$1.09	$0.83	$0.89	$0.79	$(3.77)
Earnings per share	$3.59	$(1.52)	$1.09	$0.83	$0.89	$0.79	$(3.75)

Average common shares outstanding — diluted (thousands)	61,577	61,774	61,681	61,610	61,579	61,458	61,269

Dividends per common share	$1.13	$1.12	$0.2825	$0.2825	$0.2825	$0.2825	$0.28

Cash Flows from Operations
Cash flow from operations	$37.5	$239.7	$(148.2)	$103.2	$28.2	$54.3	$61.3
Capital expenditures	(92.6)	(121.2)	(22.3)	(24.6)	(28.5)	(17.2)	(39.2)

Cash flow from operations less capital expenditures	$(55.1)	$118.5	$(170.5)	$78.6	$(0.3)	$37.1	$22.1

Trailing twelve month cash flow from ops. less capex.	$(55.1)	$118.5	(55.1)	$137.5	$67.4	$107.2	$118.5

Cash, cash equivalents and short term investments	$81.9	$167.8	$81.9	$255.3	$191.0	$196.1	$167.8

Shares repurchased (thousands)	—	1,262	—	—	—	—	—

Capital Expenditures
Hill-Rom	$73.7	$104.3	$16.5	$19.1	$24.0	$14.1	$31.4
Batesville Casket	$18.9	$16.9	$5.8	$5.5	$4.5	$3.1	$7.8

Depreciation & Amortization
Hill-Rom	$91.0	$95.7	$22.6	$22.6	$22.6	$23.2	$22.2
Batesville Casket	$17.8	$18.3	$4.8	$4.4	$4.3	$4.3	$5.0

Consolidated Results — Highlights
Revenues

	Q4 2006	Y/Y Foreign	Q4 2006	Q4 2005	Adj/Actual
($ In Millions)	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$270.6	$(0.7)	$269.9	$255.0	5.8%
Hill-Rom International	59.2	(2.0)	57.2	55.8	2.5%
Hill-Rom Home Care and Surgical	27.4	—	27.4	27.8	-1.4%

Total Hill-Rom	357.2	(2.7)	354.5	338.6	4.7%

Batesville Casket	163.3	(0.5)	162.8	158.0	3.0%

Total	$520.5	$(3.2)	$517.3	$496.6	4.2%

	YTD 2006	Y/Y Foreign	YTD 2006	YTD 2005	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom North America	$954.1	$(2.2)	$951.9	$950.9	0.1%
Hill-Rom International	217.2	5.9	223.1	210.0	6.2%
Hill-Rom Home Care and Surgical	117.0	—	117.0	117.8	-0.7%

Total Hill-Rom	1,288.3	3.7	1,292.0	1,278.7	1.0%

Batesville Casket	674.6	(2.2)	672.4	659.4	2.0%

Total	$1,962.9	$1.5	$1,964.4	$1,938.1	1.4%

Non-GAAP Financial Disclosures and Reconciliations- Fourth Quarter and Fiscal Year
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Fourth Quarter	Income from Continuing Operations - 2006			Income from Continuing Operations - 2005
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income (loss) from continuing operations — GAAP	$96.0	$28.7	$1.09	$(329.9)	$(98.8)	$(3.77)
Adjustments:
Antitrust litigation	2.1	0.9	0.02	10.6	3.9	0.11
Special/Litigation charges	2.9	1.7	0.02	389.4	139.6	4.08
Write-off of deferred tax asset	—	—	—	—	(16.0)	0.26
Net realized gains on investments	(1.4)	(0.9)	(0.01)	8.9	0.1	0.14
Stock option expense (1)	—	—	—	(1.0)	(0.4)	(0.01)

Income from continuing operations — Adjusted	$99.6	$30.4	$1.12	$78.0	$28.4	$0.81

Fiscal Year	Income from Continuing Operations - 2006			Income from Continuing Operations - 2005
		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income (loss) from continuing operations — GAAP	$339.0	$117.5	$3.60	$(115.9)	$(19.6)	$(1.56)
Adjustments:
Antitrust litigation	12.6	4.8	0.13	24.7	9.1	0.25
Special/Litigation charges	3.1	1.1	0.03	394.9	141.7	4.10
Write-off of deferred tax asset	—	—	—	—	(16.0)	0.26
Net realized gains on investments	(17.6)	(0.6)	(0.28)	7.1	(0.6)	0.12
Stock option expense (1)	—	—	—	(6.1)	(2.2)	(0.06)

Income from continuing operations — Adjusted	$337.1	$122.8	$3.48	$304.7	$112.4	$3.11

(1)	—	Stock option expense is included in current year earnings with the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective October 1, 2005. The current quarter and year-to-date pre-tax effect on earnings of $0.4 million and $1.6 million, respectively, are less than that of the prior year as a result of the accelerated vesting of underwater stock options in the fourth quarter of fiscal 2005 and the method of adoption chosen (modified prospective) for this new accounting pronouncement. Stock option expense for 2005 excludes the effect of the accelerated vesting of underwater stock options of $3.5 million, net-of-tax, or $0.06 per fully diluted share.

Additional Detailed Financial Guidance

	Hill-Rom/		Batesville		Consolidated
	HI Corporate		Casket		Hillenbrand
Guidance for 2007
($ in millions, except EPS)
	Low	High	Low	High	Low	High
Net Revenues
Health Care sales	$915	$955	$—	$—	$915	$955
Health Care rentals	430	450	—	—	430	450
Funeral Services sales	—	—	695	705	695	705

Total revenues	1,345	1,405	695	705	2,040	2,110

Health Care sales gross margin %	42.0%	43.1%	—	—	42.0%	43.1%
Health Care rentals gross margin %	51.4%	52.6%	—	—	51.4%	52.6%
Funeral Services sales gross margin %	—	—	40.4%	41.4%	40.4%	41.4%

Other Operating Expenses	(467)	(485)	(95)	(102)	(562)	(587)
Corporate Operating Expenses	(24)	(24)	—	—	(24)	(24)
Antitrust Litigation	(6)	(6)	(16)	(16)	(22)	(22)

Total Operating Expenses	(497)	(515)	(111)	(118)	(608)	(633)
As a percentage of revenues	37.0%	36.7%	16.0%	16.7%	29.8%	30.0%

Income from Continuing Operations Before Income Taxes	$108	$133	$170	$174	$278	$307

Tax Rate						37%

Net Income					174	192

Earnings per share from Continuing Operations — GAAP					$2.80	$3.10

Antitrust Litigation					0.22	0.22

Earnings per share from Continuing Operations — Adjusted					$3.02	$3.32

Average shares outstanding — diluted						62.1

Capital expenditures and intangibles		$121		$22		$143
Depreciation and amortization		$97		$20		$118

Note — certain amounts may not accurately add due to rounding